Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Trimeris, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-44145, No. 333-64064, No. 333-66401, No. 333-74304, No. 333-90377, No. 333-107508, No. 333-129600, No. 333-138807, No. 333-147430, and 333-147431) on Forms S-8 of Trimeris, Inc. of our reports dated March 12, 2009, with respect to the balance sheets of Trimeris, Inc. as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Trimeris, Inc.

Our report on the financial statements refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, as of January 1, 2006, and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R), as of December 31, 2006.

KPMG LLP

Raleigh, North Carolina

March 12, 2009